EXHIBIT 10.1

MASTER AGREEMENT

DATED AUGUST 20, 2004

OTTO (GMBH & CO KG)

OTTO FREIZEIT UND TOURISTIK GMBH

TRAVELOCITY.COM LP

TRAVELOCITY GMBH

KOMMANDITGESELLSCHAFT TRAVEL OVERLAND FLUGREISEN GMBH & CO.

TRAVELOCITY HOLDINGS GMBH

THIS AGREEMENT is made in Hamburg the 20. August 2004

BETWEEN

(1)                                  Otto (GmbH & Co KG) (OTTO) having its corporate seat in Hamburg, Germany, registered with the commercial register of the local court of Hamburg under HRA 62024; and

(2)                                  Otto Freizeit und Touristik GmbH (OFT) having its corporate seat in Hamburg, Germany, registered with the commercial register of the local court of Hamburg under HRB 53725; and

(3)                                  Travelocity.com LP (Travelocity) having its corporate seat in Southlake, Texas, USA; and

(4)                                  Travelocity GmbH (TVL GmbH), having its corporate seat in Munich, Germany, registered with the commercial register of the local court of Munich under HRB 141895; and

(5)                                  Kommanditgesellschaft TRAVEL OVERLAND Flugreisen GmbH & Co (TEU Partnership), having its corporate seat in Munich, Germany, registered with the commercial register of the local court of Munich under HRA 70203; and

(6)                                  Travelocity Holdings GmbH (TEU) having its corporate seat in Munich, Germany, registered with the commercial register of the local court of Munich under HRB 141917.

OTTO, OFT, Travelocity, TVL GmbH, TEU Partnership and TEU are hereinafter also referred to as Party or together as Parties.

WHEREAS:

(A)                              Travelocity, OFT and OTTO entered into a joint venture agreement on 7 September 2001 (Deed No. 1703/2001 of the notary Dr. Axel Pfeifer, Hamburg) (the 2001 Joint Venture Agreement). Under the 2001 Joint Venture Agreement Travelocity and OFT agreed to conduct an online and offline travel services business (the 2001 Joint Venture).

(B)                                Under the 2001 Joint Venture TEU Partnership conducts business in Germany, France, United Kingdom, and Scandinavia. Whereas the business in Germany is carried out by TEU Partnership directly, TEU Partnership currently operates its business in France through VFinances SAS and Travelocity France SAS and its subsidiaries, in the United Kingdom through Travelocity.co.uk Ltd (Travelocity UK), and in Scandinavia through Resfeber Sverige AB (Travelocity Scandinavia) and its subsidiaries (the businesses operated in France, the United Kingdom and Scandinavia are hereinafter referred to as the Business). Each of Travelocity France, Travelocity UK and Travelocity Scandinavia are wholly owned subsidiaries of TEU. TEU is a wholly owned subsidiary of TEU Partnership.

(C)                                The business in France is currently being reorganised with the effect that it is envisaged that as of Closing VFinances SAS will have been merged into the current subsidiary of VFinances SAS, Usit Connections SAS. Consequently, the term Travelocity France shall mean Usit Connections SAS and Travelocity France SAS unless the reorganisation in France is not completed until Closing in which case the term Travelocity France shall mean VFinances SAS and Travelocity France SAS.

(D)                               Travelocity and OFT intend to restructure their 2001 Joint Venture with the ultimate effect that TVL GmbH will acquire the Business and Travelocity and OFT will limit the activities of the 2001 Joint Venture from Europe (including Russia, Turkey and any country a portion of which is west of the Dardanelle) to the territory of Germany.

NOW IT IS HEREBY AGREED as follows:

1.                                      RESTRUCTURING OF 2001 JOINT VENTURE AND SALE OF THE BUSINESS IN FRANCE, UK AND SCANDINAVIA

1.1                                 The Parties agree on the following steps to restructure the 2001 Joint Venture and to transfer the Business to TVL GmbH:

(a)                                  TEU shall acquire all shares in NewCo, having its corporate seat in Munich, Germany, registered with the commercial register of the local court of Munich under HRB 152122 (NewCo).

(b)                                 TEU shall contribute all shares in Travelocity France, Travelocity UK and Travelocity Scandinavia to the capital reserves of NewCo.

(c)                                  TEU shall sell its shareholding in NewCo to TEU Partnership with the consideration being in the form of debt.

(d)                                 TEU Partnership shall distribute the shares in NewCo equally to its sole shareholders OFT and TVL GmbH.

(e)                                  OFT shall sell its 50% shareholding in NewCo to TVL GmbH.

(f)                                    OTTO, OFT, Travelocity and TEU Partnership shall enter into a new joint venture agreement.

(g)                                 Travelocity and TEU Partnership shall amend the Travelocity Brand License and Usage Agreement entered into between those parties on 7 September 2001.

(h)                                 Travelocity and TEU Partnership shall amend the Travelocity License and Information Technology Services Agreement and the Webhosting Agreement entered into between those parties on 7 September 2001.

(i)                                     TEU Partnership, OFT and Travelocity, amongst others, shall enter into a transition and ongoing services agreement.

(j)                                     TEU shall be merged into TEU Partnership.

1.2                                 Exhibit 1.2 contains charts illustrating the above restructuring process.

2.                                      FUNDING ARRANGEMENTS

2.1                                 The funding for the Business from 1 July 2004 onwards shall be done by Travelocity alone. Travelocity and OFT, however, shall be liable for all costs, expenses and accruals for the Business through 30 June 2004.

2.2                                 In the event that Closing does not occur by 1 January 2005 or any other day the Parties mutually agree upon or the Parties agree not to further proceed with the transactions contemplated in this Agreement, OFT shall be obliged to fund the Business, as shall Travelocity in an equal amount, and to reimburse OFT’s share of funding provided by Travelocity for the Business during the period from 1 July 2004 until the date OFT resumes funding (i.e., for the avoidance of doubt OFT would have to reimburse Travelocity 50% of the funding provided by Travelocity for the Business during the above period).

2.3                                 OFT shall contribute to TEU Partnership its 50% share (in the amount of Euro 3,600,000 (in words: three million six hundred thousand Euros)) in the funding of the acquisition of VFinances SAS and its subsidiaries (Boomerang) in France prior to the Closing Date.

2.4                                 OFT shall contribute its 50% share (in the amount of Euro 2,200,000 (in words two million two hundred thousand Euros)) of the working capital related funding into TEU (relating to Boomerang) prior to the Closing Date.

2.5                                 OFT, TVL GmbH, TEU Partnership and TEU shall procure that TEU shall use the financing under 2.3 and 2.4 to repay its outstanding liabilities to Travelocity.

2.6                                 Travelocity shall allow the remainder of the payments due under the framework agreement between TEU Partnership, OFT and TVL GmbH, dated 24 March 2004 (Deed No. 443/2004 of the notary Dr. Axel Pfeifer, Hamburg) (totalling Euro 7,671,118.06 (in words: seven million six hundred seventy one thousand one hundred eighteen point zero six Euros) to be fully utilised in Germany for the benefit of TEU Partnership.

2.7                                 OTTO, OFT, and Travelocity understand that there are various amounts outstanding or owed by the subsidiaries of TEU to TEU Partnership (either directly or via TEU). All such amounts to the extent they relate to any period prior to 30 June 2004 shall be settled prior to the Closing Date by funding provided by TEU Partnership in the manner previously provided. Furthermore, OTTO, OFT, and Travelocity understand that there is an additional working capital requirement of the subsidiaries of TEU for any period prior to 30 June 2004. Therefore, funding of Euro 5,718,000 (in words: five million seven hundred eighteen thousand Euros) shall be made prior to the Closing Date by TEU Partnership to meet working capital requirements of the subsidiaries of TEU and repayment of outstanding inter company amounts. In respect of this funding Euro 4,354,000 (in words: four million three hundred fifty four thousand Euros) shall be used to repay inter company indebtedness to TEU Partnership. The calculation of the working capital and repayment amounts outstanding or owed on an inter company basis is attached hereto as Appendix 2.7.

2.8                                 It is understood that from 1 July 2004 till 31 December 2004 both OFT and Travelocity will still continue to make the agreed contributions for TEU Partnership as per the investment plan but only to the extent that it pertains to the German business (41.2%). This means that OFT and Travelocity will each make equal capital contributions towards the funding of TEU Partnership of Euro 1,240,000 (in words: one million two hundred forty thousand Euros) (July 2004 contribution) and Euro 890,000 (in words: eight hundred ninety thousand Euros)  (October 2004 contribution); however in view of the transactions set out in this Agreement both contributions shall be made by the end of October 2004. Furthermore, without prejudice to any rights and obligations of the parties of the new joint venture agreement (see Appendix 4.4(g)), given the extra funding in Germany arising from the Travelchannel acquisition (as described above), no additional funding will be required until after 30 June 2006 by either OFT or Travelocity absent an extraordinary transaction or market development for which the spend is mutually agreed by the parties.

3.                                      CONDITIONS PRECEDENT

The obligation of the Parties to procure the actions set out under clause 4.3 to 4.5 (Closing) shall be conditional upon the following conditions precedent (aufschiebende Bedingungen) having been fulfilled unless, with respect to the condition under (b), Travelocity waives such conditions:

(a)                                  The cartel authorities of Germany and Norway have informed OFT and Travelocity that they will not interfere with the proposed transactions substantially as contemplated herein or the time for any objections has elapsed.

(b)                                 The payments due prior to the Closing Date under clause 2.3, 2.4 and 2.7 have been made and, insofar as the payments under 2.3 and 2.4 are concerned, TEU has used such funds to repay its liabilities to Travelocity.

4.                                      CLOSING

4.1                                 Closing will occur within 10 business days after the last condition precedent (see clause 3) has been fulfilled but in no event prior to 1 October 2004 or on such other date as agreed upon between OTTO and Travelocity (the Closing Date).

4.2                                 Closing will take place at the offices of Allen & Overy LLP in Frankfurt or such other place as agreed upon between OTTO and Travelocity.

4.3                                 As soon as possible after the last condition precedent (see clause 3) has been fulfilled but in any event prior to the action under clause 4.4(a) having been taken, TEU shall procure that TEU and Mössbauer Lucky Start GmbH, Munich, sign a notarial deed (including a share purchase agreement and a shareholder’s resolution of NewCo as to the change of managing directors of NewCo and the change of the name and the object of NewCo) in the form as attached hereto as Appendix 4.3 and TEU shall file an application for registration of the change of name, object and managing directors with the commercial register.

4.4                                 At the Closing, the Parties shall take the following actions, or shall procure that their relevant subsidiaries take the following actions, in the order as set out below:

(a)                                  TEU Partnership in its position as sole shareholder of TEU shall pass a shareholder’s resolution in the form as attached hereto as Appendix 4.4(a).

(b)                                 TEU and NewCo shall enter into a share transfer agreement in the form as attached hereto as Appendix 4.4(b).

(c)                                  TEU and TEU Partnership shall enter into a share purchase and transfer agreement in the form as attached hereto as Appendix 4.4(c).

(d)                                 OFT and TVL GmbH, in their position as sole shareholders of TEU Partnership, shall pass a shareholder’s resolution in the form as attached hereto as Appendix 4.4(d).

(e)                                  TEU Partnership, OFT and TVL GmbH shall enter into a share transfer agreement in the form as attached hereto as Appendix 4.4(e).

(f)                                    OFT and TVL GmbH shall enter into a share purchase and transfer agreement in the form as attached hereto as Appendix 4.4(f).

(g)                                 OTTO, OFT, Travelocity and TEU Partnership shall enter into the amended joint venture agreement in the form as attached hereto as Appendix 4.4(g).

(h)                                 Travelocity and TEU Partnership shall enter into the amendment to the Travelocity brand license and usage agreement, in the form as attached hereto as Appendix 4.4(h).

(i)                                     Travelocity and TEU Partnership shall enter into the amendment to the Travelocity license and information technology services agreement and webhosting agreement in the form as attached hereto as Appendix 4.4(i).

(j)                                     TEU Partnership, OFT and Travelocity, amongst others, shall enter into a transition and ongoing services agreement in the form as attached hereto as Appendix 4.4(j).

4.5                                 On the Closing Date, the Parties shall sign and deliver all such other documents and instruments, and shall take all such actions (in particular all actions the Parties are obliged to take under the documents and agreements attached hereto as Appendices 4.4(a) through 4.4(j)) as may be necessary or advisable to perfect the Closing, and to effect the purposes of this Agreement.  All Parties hereby undertake to act in good faith and give full support to the achievement of the Closing.

4.6                                 As soon as practicable after the Closing Date, TEU and TEU Partnership shall enter into a merger agreement according to which TEU would be merged into TEU Partnership in the form as attached hereto as Appendix 4.6.

4.7                                 As soon as practicable after the Closing Date, NewCo and TVL GmbH shall enter into a merger agreement according to which NewCo would be merged into TVL GmbH in the form as attached hereto as Appendix 4.7.

5.                                      RESCISSION

5.1                                 Travelocity shall have the right to rescind this Agreement (Rücktritt) with effect for and against all Parties of this Agreement by giving notice to OTTO in writing (registered mail required) if prior to the Closing a Material Adverse Change occurs.

5.2                                 For the purpose of this clause a Material Adverse Change is any change, circumstance, event or effect (“Events”) that with respect to TEU Partnership or any of its subsidiaries or their respective businesses – individually or in aggregate with other adverse changes, circumstances, events or effects – has, or may reasonably be expected to have in the view of Travelocity, a material adverse effect on the financial position, results of operations or business operations and prospects of TEU Partnership and/or its subsidiaries. It is understood that such Events by way of illustration or example would be events at least comparable with the events of 11 September 2001 or a SARS outbreak if it occurred in Europe.

6.                                      INTERIM PERIOD

6.1                                 Between the day of signing of this Agreement (the Signing Date) and the Closing Date OTTO, OFT, TVL GmbH and Travelocity shall:

(a)                                  ensure that TEU Partnership and its subsidiaries conduct their respective businesses only in the ordinary and usual course and in accordance with past practices, which are in accordance with the law, prudent and customary under the circumstances;

(b)                                 consult fully with each other in relation to any matters which may have a material effect upon the businesses of TEU Partnership and/or its subsidiaries;

(c)                                  make prompt disclosure, and shall ensure that TEU Partnership and its subsidiaries make prompt disclosure, of any other fact or circumstance which comes to the notice of any of them which has, or may have, an adverse effect upon the financial position, results of operations or business operations and prospects of TEU Partnership and/or its subsidiaries;

(d)                                 make prompt disclosure, and shall ensure that TEU Partnership and its subsidiaries make prompt disclosure, of all relevant information which comes to the notice of any of them in relation to any fact or matter (whether existing on or before the Signing Date or arising afterwards) which may constitute a breach of any of the representations and warranties or any other provision of the share purchase agreement attached hereto as Appendix 4.4(f); and

(e)                                  not allow or procure any act or omission which may constitute a breach of any of the representations and warranties or any other provision of, or is otherwise inconsistent with this Agreement, the agreements and documents attached hereto or the consummation of the transactions contemplated herein.

6.2                                 Travelocity and OFT will agree on appropriate instructions to the management of TEU Partnership to regulate the activities of TEU Partnership with respect to its subsidiaries during the period from the Signing Date until the Closing Date to the intent that both Travelocity and OFT have a greater degree of visibility, approval and control of activities of TEU Partnership prior to the Closing Date.

7.                                      FURTHER UNDERTAKINGS

7.1                                 The Parties acknowledge that certain guarantees of OFT in favour of the Business (such as IATA bonding) shall be replaced as soon as reasonable practicable after the Closing Date by Travelocity. Guarantees due to expire on or before 31 December 2004 need not be replaced under this provision provided always Travelocity shall indemnify OFT from any costs incurred in connection with, and liabilities suffered under, the guarantees from the Closing Date onwards.

7.2                                 OTTO undertakes to use its best efforts to ensure that the Business will benefit after the Closing Date from any OTTO group agreement the benefit of which is currently enjoyed by the Business.

7.3                                 In the event that the reorganisation of the French business of TEU Partnership is not completed until Closing, the Parties agree to amend all documents due for signing on the Closing Date as appropriate in order to reflect the then current structure of the French business.

8.                                      FURTHER ASSURANCE

OFT, TVL GmbH, TEU Partnership and TEU shall use their best efforts to achieve the following tasks, to the extent possible, prior to the Closing Date:

(a)                                  Update of the share register of Travelocity Scandinavia so that the company register correctly reflects the actual shareholding of TEU;

(b)                                 Undertake all necessary steps to replace potentially existing share certificates, or as the case may be, issue new share certificates of Travelocity Scandinavia and their subsidiaries reflecting the actual shareholding of TEU or Travelocity Scandinavia, respectively;

(c)                                  Unless the floating charge certificate with respect to Box Office AB (registered in the amount of SEK 250,000) is found, initiate a procedure of mortifying and replacing such lost certificate in accordance with the Swedish Act on Mortification of Instruments; and

(d)                                 Ensure that any benefits (e.g. claims under the guarantees) under the Share Purchase Agreement between TEU and Laurent, Pascal and Gabriel Villa, dated 15 March 2004, regarding the acquisition of VFinances SAS and it subsidiaries have been transferred to TVL

GmbH, with such transfer being made under the condition precedent of having received cartel clearance in accordance with subsection 3(a) above.

9.                                      STATEMENTS OF THE PARTIES

All Parties to this Agreement have all requisite power and authority to execute and perform this Agreement and carry out the transactions contemplated hereunder and this Agreement, when executed, will constitute a valid and binding obligation of the Parties enforceable in accordance with its terms. Neither this Agreement nor any term hereof or, in whole or in part, the transactions contemplated in this Agreement, may be declared null and void or ineffective for a reason attributable to a Party to this Agreement.

10.                               CONFIDENTIALITY

10.1                           The contents of this Agreement, its existence and all matters relating to this Agreement as well as the negotiations relating to this Agreement shall be held confidential, and each Party agrees not to divulge any such information to any person without the prior written approval of either OTTO or Travelocity (as the case may be), such approval not to be unreasonably withheld or delayed. Either Party may, without such approval, announce or disclose such matters or information if required to do so by law or the rules of any relevant stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the Party making the announcement or disclosure is subject, provided always that the Party making such announcement or disclosure shall consult with the other Parties in advance as to the form, contents and timing of such announcement or disclosure.

10.2                           OTTO and Travelocity intend to announce the transactions contemplated herein on a date mutually agreed by releasing a press release substantially in the form attached hereto as Appendix 10.2.

11.                               COSTS AND EXPENSES

Whether or not the transactions contemplated by this Agreement are consummated, OFT and Travelocity shall each pay its own respective costs and expenses, and the related fees and expenses of its counsel and accountants and other representatives, incurred in connection with the transactions contemplated by this Agreement. Travelocity and OFT shall equally bear the fees raised by the cartel authorities in connection with the merger control clearance, the costs of Travelocity’s advisers who will prepare the applications to the appropriate cartel authorities, as well as all notary fees incurred in connection with the transactions contemplated herein as well as stamp duties.

12.                               FINAL PROVISIONS

12.1                           Changes and supplements to this agreement as well as the waiver of rights under this agreement must be in writing unless notarisation is required. This is true also for changes, or the cancellation, of this clause.

12.2                           Should a provision of this Agreement or a provision which has become part of the Agreement later on be or become ineffective or invalid (undurchführbar oder unwirksam) in whole or in part or should the Agreement contain a gap, then this shall not effect the validity of the remaining provisions. In lieu of such ineffective or invalid provision, or in order to fill in such gap, the Parties shall agree with retro-active effect such effective provision which legally and economically comes as close as possible to what the Parties intended to agree upon or, taking into account the ratio of this Agreement, would have agreed if they would been aware of such issue at the time of signing this Agreement.

12.3                           All notices and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by registered mail or courier, or faxed (return receipt requested), and addressed as follows:

If to OTTO, OFT, TEU Partnership or TEU:

Otto (GmbH & Co KG)
Attn.: Dr. Michael E. Crüsemann
Wandsbeker Straße 3 - 7
22172 Hamburg, Germany

With a copy to:

Otto (GmbH & Co KG)
Attn.: Head of Legal Department
Wandsbeker Straße 3 - 7
22172 Hamburg, Germany

and

Otto Freizeit und Touristik GmbH
Attn.: Christoph Rische
Osterbekstraße 90a
22083 Hamburg, Germany

If to Travelocity or TVL GmbH:

Travelocity.com LP
Attn.: President
3150 Sabre Drive
Southlake, Texas 76092, U.S.A.

With a copy to:

Travelocity.com LP
Attn.:General Counsel
3150 Sabre Drive
Southlake, Texas 76092, USA

12.4                           This Agreement is governed by German law. Exclusive place of jurisdiction is Frankfurt am Main.